EXHIBIT 10.45

CHANGE-IN-CONTROL BONUS PLAN FOR CEO AND COO

VINCERA, INC.

ADOPTED MARCH 2007

1.)

The CEO and COO bonus structure for acquisition of the company is as follows:

1.

 If the company is acquired for less than $25 million, there will be no bonus for CEO and COO;

2.

If the company is acquired for $25 million or more but less than $50 million, the bonus will be one percent (1%) of the acquisition amount to each of the CEO and COO; or

3.

If the company is acquired for $50 million or more, the bonus will be two percent (2%) of the acquisition amount to each of the CEO and COO.

2.)

The bonus would be paid in the same form of consideration received in connection with the transaction – if a cash transaction, then the bonus will be paid in cash, etc.

3.)

If the CEO or COO voluntarily terminate their employment or are terminated with cause (defined below), prior to the closing of an acquisition as described above, such executive shall not be eligible for the bonus.

4.)

If the company is acquired and the resulting per share amount is less than $0.50 per share no bonus will be paid to the CEO or COO.

5.)

In the event the Company terminates the employment of the CEO or COO without cause, then the CEO or COO will be eligible for the bonus in the event an acquisition closes on or before six (6) months after the termination without cause.

6.)

This bonus plan is binding and may not be amended by the Company without the prior consent of the CEO and COO, subject to each being employed by the Company at the time of any proposed amendment.

7.)

“Cause” shall mean;  (i) any material breach of the Proprietary Information and Inventions Agreement between the executive and the Company, or any other written agreement between the executive and the Company, if such breach causes material harm to the Company; (ii) any material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during the executive’s employment, if such failure causes material harm to the Company; (iii) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (iv) the executive, in carrying out his duties to the Company, has been guilty of willful misconduct causing material harm to the Company and, after receiving written notice to such effect, has failed to correct such neglect or misconduct within 15 days thereof.

1